EXHIBIT 10.30

EQUIFAX

GRANTOR TRUST

This Trust Agreement made effective as of January 1, 2003 by and between Equifax Inc., a Georgia corporation (the “Company”), and Wachovia Bank, N.A. (the “Trustee”);

WHEREAS, the Company has entered into the plan or plans designated in Exhibit A hereto (referred to together herein as the “Plan”) pursuant to which the Company has agreed to provide participants in the Plan (the “Participants”) with certain supplemental deferred compensation and phantom stock benefits;

WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

WHEREAS, the Company wishes to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency (as defined in Article 14 of the Trust Agreement) until paid to Plan Participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE 1

Establishment of Trust

1.1 Normal Contributions. The Company hereby deposits with the Trustee in trust one dollar, which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in Trust with the Trustee to augment the principal to be held, administered and deposited by the Trustee as provided in this Trust Agreement. Neither the Trustee nor any Plan Participant or beneficiary shall have any right to compel such additional contributions prior to a Change in Control.

1.2 Contributions Upon Change in Control. Upon a Change in Control, the Company shall make a contribution to the Trust (allocated to each applicable subtrust), as soon as possible but in no event later that the fifteenth (15th) day after the occurrence of the Change in Control, equal to the following:

(a) one hundred and ten percent (110%) of the present value of all vested and unvested accrued benefits payable to Participants or beneficiaries under the Plan calculated according to the Assumptions and Methodology described in Exhibit B; plus

(b) the present value of all reasonably anticipated fees and expenses (including reasonably anticipated legal expenses) of the Trust for the twenty-four (24) month period immediately following the Change in Control, which shall be presumed to be at least five percent (5%) of the amount in paragraph (a) unless the Trustee determines that a greater number is appropriate; less

(c) the current fair market value of all the assets held in the Trust immediately before such contribution.

If the Company fails to deposit the amount required by this Section 1.2 within the required time period, the Trustee shall commence legal action to compel the Company to pay such amounts to the Trust. The Company shall be obligated to contribute an additional amount to the Trust, reasonably calculated to cover the costs and expenses (including reasonable attorneys’ fees) of such legal action, within ten (10) days of commencement of such action. As provided in Article 5, the Trustee shall have the power and authority to hire legal counsel to pursue such action against the Company and the costs of such legal counsel shall be paid from the Trust until reimbursed by the Company.

1.3 Irrevocability. The Trust hereby established shall be irrevocable and, except as provided in Section 2.2 and Article 4, all contributions made to the Trust shall be irrevocable regardless of whether such contributions are voluntary or required by the Trust Agreement.

1.4 Grantor Trust. The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of Subpart E, Part I, Subchapter J, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. The Company shall be responsible for reporting and paying any and all Federal, state and local income taxes that may become due as a result of any earnings or realized gain on any Trust assets. The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan Participants and general creditors as herein set forth. Plan Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

1.5 Establishment of Subtrusts. The Trustee shall establish two separate segregated subtrusts: one for the deferred compensation Plans and one for the phantom stock Plans as directed in Exhibit A hereto. The Company may also direct the Trustee in writing to establish separate subtrusts for other Plans or groups of Participants covered by the Trust. At the discretion of the Company, such additional subtrusts may reflect a segregation of particular assets or may reflect an undivided interest in the assets of the Trust, not requiring any segregation of assets. Upon a Change in Control, the Trustee shall also establish separate subtrusts for all then-existing Participants in the Plans (or, at the written direction of either the Company or the Participant Committee, for each Participant in the Plan who is covered by the Trust). The subtrust established for all then-existing Participants upon Change in Control shall require segregation of particular assets. However, individual subtrusts established for each Participant may reflect an undivided interest in the assets of the subtrust for all then-existing Participants and shall not require segregation of particular assets among particular individual subtrusts. Whenever separate subtrusts are established, the then-existing assets of the Trust or affected portion thereof shall be allocated in proportion to the vested accrued benefits, and then, if any assets remain, the unvested (if any) accrued benefits of the Participants affected thereby, in both instances as of the end of the month immediately preceding such allocation. With respect to any new contributions to the Trust by the Company after separate subtrusts have been established, the Company shall designate the subtrust for which such contributions are made. Except as provided in Section 4.1 herein, after separate subtrusts are established, assets allocated to one subtrust may not be utilized to provide benefits under any other subtrust until all benefits payable under such subtrust have been paid in full. Payments to general creditors in the event of the Company becoming Insolvent shall be charged against the subtrusts in proportion to their account balances, except that payment of benefits to a Participant as a general creditor shall be charged against the subtrust for that Participant.

ARTICLE 2

Payments to Plan Participants

and Their Beneficiaries

2.1 Payment Schedule Provided by the Company. Prior to a Change in Control, the Company shall direct the Trustee with respect to the amount and timing of any payment to be made to a Plan Participant. After a Change in Control, the Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with a schedule prepared by the Company and approved by a Participant Committee (the “Payment Schedule”). The Payment Schedule shall be prepared by the Company and delivered to the Trustee upon a Change in Control. The Payment Schedule shall be in a form acceptable to Trustee and the Participant Committee and shall indicate the amounts payable on behalf of each Plan Participant (and his or her beneficiaries), shall provide a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Any subsequent change in the Payment Schedule shall be approved by a Participant Committee.

2.2 Direct Payment by the Company. The Company may make payments of benefits directly to Plan Participants or their beneficiaries as they become due under the terms of the Plan and may obtain reimbursement for such benefit payments from the Trust (or offset required contributions to the Trust) within twelve (12) months following the date such payments are made. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. The Trustee shall notify the Company when principal and earnings are not sufficient to make payments the Trustee has been directed to make by the Company or the Participant Committee. Failure by the Company to make benefit payments in accordance with the terms of the Plan shall be considered a Change in Control as provided in Section 1.2.

2.3 Tax Reporting and Withholding Requirements. The Company shall direct the Trustee to make provisions for reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits by the Trustee pursuant to the terms of the Plan and to pay amounts withheld to the appropriate taxing authorities. In the event that payments are made by the Company directly to participants, or amounts withheld on payments made by the Trustee are paid to the Company, the Company shall have the responsibility for reporting and withholding of all federal, state or local taxes required to be withheld with respect to such payments and for paying such amounts withheld to the appropriate taxing authorities. The Trustee shall have no duty or responsibility with respect to the reporting and withholding or payment of such taxes and shall have no responsibility to determine that the Company has provided for the reporting, withholding and payment of such taxes.

2.4 Participant Claims for Benefits. The entitlement of a Plan Participant or his or her beneficiaries to benefits under the Plan shall be determined by the Administrator appointed by the Company under the Plan. Any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan. Any dispute relating to benefits covered by the Trust which is remaining after such procedures shall be resolved as provided in Article 8 of the Trust Agreement.

ARTICLE 3

The Trustee Responsibility Regarding Payments

to Trust Beneficiary When the Company is Insolvent

3.1 Insolvency Defined. The Trustee shall cease payment of benefits to Plan Participants and their beneficiaries if the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

3.2 Assets Subject to Claims of Creditors on Insolvency. At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

(a) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan Participants or their beneficiaries.

(b) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

(c) If at any time the Trustee has been notified or has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plan or otherwise.

(d) The Trustee shall resume the payment of benefits to Plan Participants or their beneficiaries in accordance with Article 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

3.3 Make Up of Suspended Benefits After Insolvency. Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan Participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE 4

Payments to the Company

4.1 Return of Excess Assets to the Company. In the event the Trust holds Excess Assets, the Company, at its option, may direct the Trustee to return to the Company, or to divert to others, any of the Excess Assets of the Trust. For this purpose, “Excess Assets” means the assets of the Trust and the assets of each subtrust of the Trust individually, which exceed one hundred twenty-five percent (125%) of the sum of all Plan liabilities funded thereby. In the event that the assets of one subtrust exceed such required percentage but the assets of another subtrust do not, the Company must first direct the excess from the overfunded subtrust to be allocated to any other less funded subtrust until all subtrusts meet the required minimum percentage before Excess Assets shall be available for return to the Company. The Trustee is authorized to obtain written documentation of the amount of such Excess Assets from an independent third party.

4.2 The Company May Substitute Other Property for Trust Assets. The Company shall have the power to reacquire part or all of the assets or collateral held in the Trust at any time, by simultaneously substituting for it other readily marketable property of equivalent value, net of any costs of disposition. The property which is substituted may not be less liquid or marketable or less well secured than the property for which it is substituted, as determined by the Trustee. Such power is exercisable in a nonfiduciary capacity and may be exercised without the approval or consent of Participants or any other person. The value of any insurance contract for purposes of substitution shall be the present value of future projected cash flow or benefits payable under the contract, but not less than the cash surrender value. The projection shall include death benefits based on reasonable mortality assumptions, including facts specifically related to the health of the insured and the terms of the contract to be reacquired. Values shall be reasonably determined by the Trustee and may be based on the determination of qualified independent parties or experts. The Trustee shall have the right to secure confirmation of value by a qualified independent party or expert for all property to be substituted for other property hereunder.

ARTICLE 5

Powers of the Trustee

5.1 Investment Policy. The Company shall establish and provide to the Trustee an “Investment Policy” setting forth permitted investments for the Trust. Prior to a Change in Control, the Company may revise this Investment Policy from time to time and the Trustee shall invest the Trust assets in investments authorized under the Investment Policy, in accordance with written directions of the Company. After a Change in Control, the Participant Committee shall approve any revision made by the Company in the Investment Policy. The Trustee shall be fully protected in acting upon or complying with any investment objectives, guidelines, restrictions or directions provided by the Company or the Participant Committee in accordance with this Section. If the Trustee does not receive instructions from the Company prior to a Change in Control, or from a Participant Committee after a Change in Control, for the investment of part or all of the Trust assets for a period of at least sixty (60) days, the Trustee shall invest and reinvest the assets of the Trust as the Trustee determines, in its sole discretion, pursuant to a prudent investment strategy that is in the best interests of the Plan Participants, in insurance and annuity contracts, obligations of governmental bodies, certificates of deposit, and other investments permitted under the Investment Policy as previously furnished to the Trustee. In the event the Company or the Participant Committee delegates to the Trustee or the Trustee is otherwise required to take responsibility for the investment of Trust assets at any time, for any reason, the Trustee is hereby specifically authorized to retain and maintain any insurance contracts and employer securities regardless of the desirability of diversification of Trust assets. The Trustee is hereby specifically authorized to invest in any proprietary mutual fund (within the types of investments permitted under the Investment Policy), now or hereafter maintained by the Trustee, or an affiliate of the Trustee, and any interest-bearing savings or deposit accounts with the banking department of the Trustee, or an affiliate of the Trustee.

5.2 Administrative Powers. Subject in all respects to applicable provisions of this Trust Agreement and the Plan, the Trustee shall have the rights, powers and privileges of an absolute owner when dealing with property of the Trust, including, without limiting the generality of the foregoing, the powers listed below:

(a) To invest and reinvest the Trust assets in any one or more kind, type, class, item or parcel of property, real or personal, tangible or intangible; or in any one or more kind, type, class, or item of obligation, secured or unsecured; or in any combination of them and to retain the property for the period of time that the Company or Participant Committee deems appropriate, despite fluctuations in the market price or the property.

(b) To sell, convey, transfer, exchange, partition, lease, and otherwise dispose of any of the assets of the Trust at any time held by the Trustee under this Trust Agreement with or without notice.

(c) To exercise any option, conversion privilege or subscription right given the Trustee as the owner of any security held in the Trust; to vote any corporate stock either in person or by proxy, with or without power of substitution; to consent to or oppose any reorganization, consolidation, merger, readjustment of financial structure, sale, lease or other disposition of the assets of any corporation or other organization, the securities of which may be an asset of the Trust; to take any action in connection therewith and receive and retain any securities resulting therefrom.

(d) To cause any property of the Trust to be issued, held or registered in the name of the Trustee as the Trustee, or in the name of one or more of its nominees, or one or more nominees of any system for the central handling of securities, or in such form that title will pass by delivery, provided that the records of the Trustee shall in all events indicate the true ownership of such property.

(e) To renew or extend the time of payment of any obligation due or to become due.

(f) To commence or defend lawsuits or legal or administrative proceedings; to compromise, arbitrate or settle claims, debts or damages in favor of or against the Trust; to deliver or accept, in either total or partial satisfaction of any indebtedness or other obligation, any property; to continue to hold for such period of time as the Trustee may deem appropriate any property so received; and to pay all costs and reasonable attorneys’ fees in connection therewith out of the assets of the Trust.

(g) To manage any real property in the Trust in the same manner as if the Trustee were the absolute owner thereof.

(h) To borrow money from any person in such amounts, upon such terms and conditions and for such purposes as the Trustee, in its discretion, may deem appropriate; in connection therewith to pledge or mortgage any Trust asset as security; to lend money on a secured or unsecured basis to any person other than a party in interest.

(i) To hold such part of the assets of the Trust uninvested for such limited periods of time as may be necessary for purposes of orderly account administration or pending required directions, without liability for payment of interest.

(j) To determine how all receipts and disbursements shall be credited, charged or apportioned as between income and principal.

(k) To dispose of any property in the Trust and to enforce any note or obligations of the Company to the Trust (and foreclose on any collateral securing such notes, subject to the terms of any pledge agreement to the Trustee) in the event the Company fails to make required contributions to the Trust after sixty (60) days’ written notice to the Company of its failure to make such required contributions.

(l) Generally to do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the orderly administration or protection of the Trust.

5.3 Investment in the Company Securities. The Trustee may, if specifically directed to do so, invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with such securities or obligations acquired by the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan Participants.

5.4 Limitation With Respect to Insurance Policies. The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

5.5 Limitation With Respect to the Company as a Business. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

ARTICLE 6

Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested until such time as it is distributed as directed by this Trust Agreement.

ARTICLE 7

Accounting by the Trustee

7.1 Accounting and Records. The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Such records shall be open to inspection by the Company at all reasonable times. Within sixty (60) days following the close of each calendar year and within sixty (60) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. After a Change in Control, the Participant Committee shall have the same rights of inspection as the Company and the Trustee shall deliver a copy of its written account to the Participant Committee as well as to the Company. The requirement for any other accountings, including without limitation accountings to any Participant or beneficiary, is hereby waived to the fullest extent permitted by applicable law.

7.2 Valuation. The assets of the Trust shall be valued at their fair market value on the date of valuation, as determined by the Trustee based upon such sources of information as it may deem reliable; provided, however, that the Company, and after a Change in Control, the Participant Committee, shall instruct the Trustee as to asset valuations which are not readily determinable on an established market. The

Trustee may rely conclusively on such valuations provided by the Company, the Participant Committee or a duly appointed agent of either. If the Company or Participant Committee fails to provide such values, the Trustee may take whatever action it deems reasonable, including employment of attorneys, appraisers or other professionals, the expense of which will be an expense of administration of the Trust. The value of any insurance contract for purposes of substitution shall be the present value of future projected cash flow or benefits payable under the contract, but not less than the cash surrender value. The projection shall include death benefits based on reasonable mortality assumptions, including facts specifically related to the health of the insured and the terms of the contract to be reacquired.

7.3 Tax Reporting. The Company and not the Trustee shall be responsible for all income tax reporting and calculation and payment of any wage withholding or other tax requirements in connection with the Trust and any contributions thereto, and any income earned thereby, and payments or distributions therefrom. Unless otherwise agreed in writing by the parties, the Trustee shall prepare annually grantor trust tax forms for the Trust and shall promptly transmit copies of such documents to the Company for its use in preparing its annual corporate income tax return. If any part of the Trust may become liable for payment of any estate, inheritance, or other taxes, charges or assessments, the Trustee shall refer such matter to the Company and may take such action as the Company shall direct.

ARTICLE 8

Responsibility of the Trustee

8.1 Fiduciary Responsibility. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company or Participant Committee which is contemplated by, and in conformity with, the terms of this Trust Agreement, and is given in writing by the Company or Participant Committee.

8.2 Indemnification. The Company hereby indemnifies the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from the proven negligence or misconduct of the Trustee. To the extent the Company fails to make any payment on account of an indemnity provided in this Section in a reasonably timely manner, the Trustee may obtain payment from the Trust. If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a Participant’s or Beneficiary’s rights under the Plan or Trust, the Company agrees to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

8.3 Legal Counsel. The Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

8.4 Experts. The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company.

8.5 Resolution of Disputes. In the event a dispute arises with respect to benefits, rights or allocations under the Plan or this Trust Agreement among the Company, the Participant Committee, a Plan Participant or a beneficiary, the Trustee shall in its sole and absolute discretion decide such claim and give notice to the disputing parties of its decision on the claim. The Trustee may require a Participant to first exhaust all dispute resolution options available under the Plan.

ARTICLE 9

Compensation and Expenses of the Trustee

The Trustee shall be paid a reasonable Trustee fee fixed by agreement with the Company from time to time and shall be reimbursed for all reasonable expenses, including, but not limited to, legal fees, experts’ fees or fees and expenses associated with legal proceedings. No increase in the Trustee fee shall be effective before sixty (60) days after the Trustee gives notice to the Company of the increase. The Trustee shall notify the Company periodically of fees and expenses. The Company shall pay the Trustee fees and all other fees and expenses. However, to the extent that any such fees or expenses are not paid by the Company within sixty (60) days after the Company’s receipt of the Trustee’s invoice therefor, the Trustee may charge the Trust for such fees or expenses.

ARTICLE 10

Resignation and Removal of the Trustee

10.1 Resignation. The Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and the Trustee agree otherwise. If the Trustee resigns prior to a Change in Control, the Company shall select a successor Trustee in accordance with the provisions of Section 11.1 hereof prior to the effective date of the Trustee’s resignation or removal. On or after a Change in Control, the selection of the successor Trustee shall be made by the Participant Committee prior to the effective date of the Trustee’s resignation.

10.2 Removal. The Trustee may be removed by the Company at any time prior to a Change in Control on sixty (60) days’ notice or upon shorter notice accepted by the Trustee. On or after a Change in Control, the Trustee may be removed by the Participant Committee on sixty (60) days’ notice or upon shorter notice accepted by the Trustee. If the Trustee is removed, a successor shall be appointed, in accordance with Section 11.2 hereof, by the effective date of removal. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust payable by the Company as provided in Article 9.

10.3 Transfer of Assets. Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within ninety (90) days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

ARTICLE 11

Appointment of Successor

11.1 On Resignation of the Trustee. If the Trustee resigns pursuant to the provisions of Section 10.1 hereof, the Company may appoint as successor Trustee any third party, such as a bank trust department or other entity, with at least one billion dollars ($1,000,000,000) in trust assets and that may be granted corporate trustee powers under applicable law, provided that as specified in Section 10.1 on or after a Change in Control the Participant Committee shall appoint the successor Trustee. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust payable by the Company as provided in Article 9.

11.2 On Removal of the Trustee. If the Trustee is removed in accordance with Section 10.2 hereof, the Company or the Participant Committee having the authority to make such removal may appoint any third party, such as a bank trust department or other entity, with at least one billion dollars ($1,000,000,000) in trust assets and that may be granted corporate trustee powers under applicable law, as a successor to replace the Trustee upon removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company, the Participant Committee or the successor Trustee to evidence the transfer.

11.3 Responsibility of Successor Trustee. The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to the terms of this Trust Agreement. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE 12

Amendment or Termination

12.1 Amendment. Prior to a Change in Control, this Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. After a Change in Control, this Trust Agreement may only be amended by a written instrument executed by the Trustee, the Company and an authorized representative of the Participant Committee. Notwithstanding the foregoing, no such amendment shall significantly reduce the rights of Participants, conflict with the terms of the Plan or make the Trust revocable.

12.2 Termination. The Trust shall not terminate until the date on which all Plan Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company. Notwithstanding the foregoing, upon written approval of all Participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made and all assets in the Trust remaining after payments to Participants and beneficiaries at such agreed to termination shall be returned to the Company.

ARTICLE 13

Miscellaneous

13.1 Binding Effect; Successor Company. This Trust Agreement shall be binding upon and inure to the benefit of any successor to the Company or its business as the result of merger, consolidation, reorganization, transfer of assets or otherwise, and any subsequent successor thereto. In the event of any such merger, consolidation, reorganization, transfer of assets or other similar transaction, the successor to the Company or its business or any subsequent successor thereto shall promptly notify the Trustee in writing of its successorship and shall promptly supply information required by the Trustee.

13.2 Severability. Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

13.3 Nonassignability. Benefits payable to Plan Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged or encumbered and any attempt to anticipate, assign, alienate, pledge or encumber any benefits shall be null and void. Benefits under this Trust shall not be subject to attachment, garnishment, levy, execution or other legal or equitable process.

13.4 Applicable Law. This Trust Agreement shall be governed by and construed in accordance with the laws of North Carolina except where preempted by federal law.

ARTICLE 14

Definitions

14.1 Assumptions and Methodology shall mean the actuarial assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Trust Agreement. Such Assumptions and Methodology shall be outlined in detail in Exhibit B to the Trust Agreement and may be changed from time to time by the Company prior to a Change in Control and by the Participant Committee after a Change in Control.

14.2 Change in Control shall mean either:

(a) Voting Stock Accumulations. The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this subparagraph (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

(b) Business Combinations. Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

(c) Sale of Assets. A sale or other disposition of all or substantially all of the assets of the Company; or

(d) Liquidations or Dissolutions. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (b); or

(e) Failure to Pay Benefits. A failure by the Company to make benefit payments as they come due under the Plan, such failure shall be treated as a Change in Control and until the cure of such failure, a Change in Control shall be deemed to have occurred for purposes of this Agreement

(f) Definitions. For purposes of this paragraph defining Change in Control, the following definitions shall apply:

(i) Beneficial Ownership shall mean beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

(ii) Business Combination shall mean a reorganization, merger or consolidation of the Company.

(iii) Eighty Percent (80%) Subsidiary shall mean an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

(iv) Exchange Act shall mean the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

(v) Incumbent Board shall mean a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of the effective date of this Plan or (b) members who become members of the Company’s Board of Directors subsequent to the effective date of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

(vi) Person shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

(vii) Voting Stock shall mean the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board of Directors.

The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing when there has been a Change in Control. If a Plan Participant alleges in writing to the Trustee that a Change in Control has occurred, the Trustee shall inquire of the Company to determine if there has been a Change in Control. Unless the Trustee has actual knowledge of a Change in Control, or has received notice from the Company or a Plan Participant alleging that a Change in Control has occured, the Trustee shall have no duty to inquire whether a Change in Control has occurred. The Trustee may, in all events, rely on such evidence concerning the occurrence of a Change in Control as may be furnished by the Company to the Trustee and that provides the Trustee with a reasonable basis for making a determination.

14.3 Company shall mean Equifax Inc.

14.4 Excess Assets shall have the meaning given to such term in Section 4.1.

14.5 Insolvent/Insolvency shall have the meaning given to such term in Section 3.1 of the Trust Agreement.

14.6 Investment Policy shall mean the investment policy provided by the Company or the Participant Committee to the Trustee pursuant to Section 5.1 of the Trust Agreement.

14.7 Payment Schedule shall have the meaning given to such term in Section 2.1 of the Trust Agreement.

14.8 Participant shall mean a participant in the Plan and shall have the meaning given to such term in the Plan.

14.9 Participant Committee shall mean a committee of Participants which shall be established upon a Change in Control to direct the Trustee. The Participant Committee shall consist at all times of the three Participants holding the largest accrued benefits protected by the Trust assets (whether vested or unvested). Any action taken by the Participant Committee shall require a unanimous vote of all three members of the committee. After a Change in Control, it shall be the responsibility of the Company to notify such Participants of their obligation to serve on the Participant Committee. In the event one of the three largest Participants is incompetent or otherwise unavailable to serve, it shall be the responsibility of the Company to notify the Participant having the next largest interest in the Trust assets of his or her obligation to take the place of such unavailable Participant and serve on the Participant Committee. After a Change in Control, it shall also be the responsibility of the Company to provide the Trustee with the names, specimen signatures and contact information, including addresses and phone numbers, of the members of the Participant Committee.

14.10 Plan shall mean the plan or plans sponsored by the Company and funded by the assets of the Trust. Such Plans shall be listed as Exhibit A to the Trust Agreement. Additional plans may be added from time to time by the Company prior to a Change in Control and with approval of the Participant Committee after a Change in Control.

14.11 Trust shall mean the trust fund established by this Trust Agreement.

14.12 Trustee shall mean Wachovia Bank, N.A.

IN WITNESS WHEREOF, the parties hereto have executed and entered into this Trust Agreement as of the date first above written.

TRUSTEE:	Wachovia Bank, N.A.

	By	/s/ JOHN N. SMITH
		Its	Senior Vice President

COMPANY:	Equifax Inc.

	By	/s/ KAREN H. GASTON
		Its	Chief Administrative Officer

Exhibit A

Plans Funded by Trust

Subtrust A:

Equifax Executive Deferred Compensation Plan, effective January 1, 2003

Equifax Director Deferred Compensation Plan, effective January 1, 2003

Subtrust B:

Equifax Executive And Director Stock Deferral Plan, effective January 1, 2003

This Exhibit A shall supersede any prior Exhibit A and shall be effective January 1, 2003.

TRUSTEE:	Wachovia Bank, N.A.

	By	/s/ JOHN N. SMITH
		Its	Senior Vice President

COMPANY:	Equifax Inc.

	By	/s/ KAREN H. GASTON
		Its	Chief Administrative Officer

Exhibit B

Assumptions and Methodology

Present Value Calculations:

—	The present value of future accrued benefits shall be assumed to equal the total combined account balances of all Participants.

—	The present value of an insurance policy held by the Trust will be assumed to be the cash value of such policy.

—	The present value of other assets shall be assumed to be the fair market value of such assets.

—	The present value of all reasonably anticipated fees & expenses (including legal expenses) shall be determined by the Trustee.

This Exhibit B shall supersede any prior Exhibit B and shall be effective January 1, 2003.

TRUSTEE:	Wachovia Bank, N.A.

	By	/s/ JOHN N. SMITH
		Its	Senior Vice President

COMPANY:	Equifax Inc.

	By	/s/ KAREN H. GASTON
		Its	Chief Administrative Officer